Exhibit 99.1
FOR MORE INFORMATION, CONTACT:
Martin Jarosick
Vice President, Investor Relations
847-405-2045
mjarosick@cfindustries.com

Terra Nitrogen Company, L.P. Reports Fourth Quarter
2016 Results

DEERFIELD, IL (February 15, 2017)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today reported net earnings of $44.1 million on net sales of $93.4 million for the quarter ended December 31, 2016. This compares to net earnings of $79.2 million on net sales of $151.3 million for the 2015 fourth quarter. Net earnings allocable to common units was $34.3 million ($1.85 per common unit) and $46.2 million ($2.49 per common unit) for the 2016 and 2015 fourth quarters, respectively. Results for the fourth quarter of 2016 included an unrealized net mark-to-market gain on natural gas derivatives of $13.6 million compared to a loss of $12.6 million in the fourth quarter of 2015. The derivative portfolio at December 31, 2016 includes natural gas derivatives that hedge a portion of natural gas purchases through 2018.

For the full year 2016, TNCLP reported net earnings of $209.3 million on net sales of $418.3 million. This compares to net earnings of $306.9 million on net sales of $581.7 million for the full year 2015. Net earnings allocable to common units was $139.9 million ($7.56 per common unit) and $186.2 million ($10.06 per common unit) for the full year 2016 and 2015, respectively. Results for the full year 2016 included an unrealized net mark-to-market gain on natural gas derivatives of $35.3 million compared to an unrealized net mark-to-market loss of $23.1 million for the full year 2015.

Analysis of Results

Net sales for the fourth quarter of 2016 totaled $93.4 million, compared to $151.3 million for the fourth quarter of 2015, as lower average realized selling prices for ammonia and UAN and decreased sales volumes of ammonia were partially offset by increased sales volumes of UAN. Ammonia and UAN average selling prices declined in the fourth quarter of 2016 compared to the fourth quarter of 2015 due to excess global nitrogen supply. Ammonia sales volume decreased 16 percent in the fourth quarter of 2016 compared to the fourth quarter of 2015 as unfavorable weather and farm level economic considerations, including declining year-over-year farmer disposable income and crop futures prices favoring soybeans over corn, led many farmers to delay fertilizer application and planting decisions until spring. UAN sales volume increased 15 percent in the fourth quarter of 2016 compared to the fourth quarter of 2015 as customers built inventories in preparation for spring after delaying purchases earlier in the year.

Comparing the fourth quarter of 2016 to 2015, TNCLP’s:

•	Ammonia average selling prices decreased by 43 percent and UAN average selling prices decreased by 40 percent;

•	Ammonia sales volume decreased by 16 percent and UAN sales volume increased by 15 percent; and

•	Realized natural gas cost per MMBtu increased by 12 percent.

Cash Distribution
Cash distributions depend on TNCLP’s earnings as well as cash requirements for working capital needs and capital and other expenditures. For the full year 2016, capital expenditures were $33.1 million as compared to $87.8 million in 2015, with the decrease primarily due to the large plant turnaround activities in 2015 that did not recur in 2016. In 2017, TNCLP expects to make capital expenditures in the range of $75 million to $85 million. Approximately $40 million of the projected capital expenditures relate to a plant turnaround scheduled to start in the third quarter of 2017 and continuing into the fourth quarter of 2017, and the calculation of available cash for the fourth quarter of 2016 included a reserve of approximately one-third of that amount. The plant turnaround will result in lower ammonia and UAN production, lower sales and lower profitability during the period, which will reduce available cash for distributions to unitholders. Additionally, planned maintenance, capital expenditures, and turnarounds are subject to change due to delays in regulatory approvals, and/or permitting, unanticipated increases in cost, changes in scope and completion time, performance of third parties, adverse weather, defects in materials, workmanship, labor or material shortages, transportation constraints, and other unforeseen difficulties. Capital expenditures also reduce the available cash for unitholder distributions.

TNCLP reported on February 6, 2017, the declaration of a cash distribution for the quarter ended December 31, 2016, of $1.22 per common unit payable February 28, 2017 to holders of record as of February 17, 2017. This compares to a cash distribution of $2.88 per common unit for the quarter ended December 31, 2015.

Cash distributions per common unit also vary based on increasing amounts allocable to the General Partner when cumulative distributions exceed targeted levels. With this distribution, TNCLP cumulative distributions continue to exceed targeted levels.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of TNCLP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, TNCLP’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

About TNCLP
Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.

Terra Nitrogen, Limited Partnership (TNLP), owner of the Verdigris, Oklahoma manufacturing facility and related assets, is a subsidiary of TNCLP. Terra Nitrogen GP Inc., an indirect, wholly owned subsidiary of CF Industries Holdings, Inc., is the General Partner of TNCLP and TNLP and exercises full control over all of TNCLP’s and TNLP's business affairs.

Forward-Looking Statements
All statements in this communication, other than those relating to historical facts, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond TNCLP’s control, which could cause actual results to differ materially from such statements. Important factors that could cause actual results to differ materially from expectations include, among others:

•	Risks related to TNCLP’s reliance on one production facility;

•	The cyclical nature of TNCLP’s business and the agricultural sector;

•	The volatility of natural gas prices in North America;

•	The global commodity nature of TNCLP’s fertilizer products, the impact of global supply and demand on TNCLP’s selling prices, and the intense global competition from other fertilizer producers;

•	Conditions in the U.S. agricultural industry;

•	Difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery;

•	Reliance on third party providers of transportation services and equipment;

•	The significant risks and hazards involved in producing and handling TNCLP's products against which it may not be fully insured;

•	Risks associated with cyber security;

•	Weather conditions;

•	Potential liabilities and expenditures related to environmental, health and safety laws and regulations, and permitting requirements;

•	Future regulatory restrictions and requirements related to greenhouse gas emissions;

•	The seasonality of the fertilizer business;

•	Risks involving derivatives and the effectiveness of TNCLP’s risk measurement and hedging activities;

•	Limited access to capital;

•	Acts of terrorism and regulations to combat terrorism;

•	Risks related to TNCLP’s dependence on and relationships with CF Industries;

•	Deterioration of global market and economic conditions;

•	Risks related to TNCLP's partnership structure and control of TNCLP’s General Partner by CF Industries;

•
Changes in TNCLP’s available cash for distribution to its unitholders, due to, among other things, changes in its earnings, the amount of cash generated by its operations and the amount of cash reserves established by its General Partner for operating, capital and other requirements;

•	The conflicts of interest that may be faced by the executive officers of TNCLP’s General Partner, who operate both TNCLP and CF Industries; and

•	Tax risks to TNCLP's common unitholders and changes in TNCLP’s treatment as a partnership for U.S. or state income tax purposes.
More detailed information about factors that may affect TNCLP’s performance may be found in its filings with the Securities and Exchange Commission, including its most recent periodic reports filed on Form 10-K and Form 10-Q, which are available through CF Industries’ website. Forward-looking statements are given only as of the date of this release and TNCLP disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
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Terra Nitrogen Company, L.P. news announcements are also available on CF Industries’ website, www.cfindustries.com.

TERRA NITROGEN COMPANY, L.P.
CONSOLIDATED BALANCE SHEETS

	December 31, 2016	December 31, 2015
	(in millions, except for units)
ASSETS
Current assets:
Cash and cash equivalents	$39.5	$106.4
Due from affiliates of the General Partner	4.0	10.4
Accounts receivable	0.6	0.8
Inventories	8.6	10.7
Other current assets	7.9	—
Total current assets	60.6	128.3
Property, plant and equipment—net	301.3	307.0
Other assets	11.4	8.4
Total assets	$373.3	$443.7
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable and accrued expenses	$27.8	$23.5
Due to affiliates of the General Partner	4.1	4.5
Other current liabilities	—	15.9
Total current liabilities	31.9	43.9
Other liabilities	2.6	12.8
Partners' capital:
Limited partners' interests, 18,501,576 Common Units authorized, issued and outstanding	286.7	308.5
Limited partners' interests, 184,072 Class B Common Units authorized, issued and outstanding	1.8	2.3
General partner's interest	50.3	76.2
Total partners' capital	338.8	387.0
Total liabilities and partners' capital	$373.3	$443.7

TERRA NITROGEN COMPANY, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
	(in millions, except per unit amounts)
Net sales:
Product sales to affiliates of the General Partner	$93.2	$150.9	$417.7	$580.2
Other income from an affiliate of the General Partner	0.2	0.2	0.6	0.6
Other income	—	0.2	—	0.9
Total	93.4	151.3	418.3	581.7
Cost of goods sold:
Materials, supplies and services	38.6	61.1	163.6	228.0
Services provided by affiliates of the General Partner	6.6	7.2	27.9	27.9
Gross margin	48.2	83.0	226.8	325.8
Selling, general and administrative services provided by affiliates of the General Partner	3.9	3.9	15.7	15.7
Other general and administrative expenses	0.2	(0.1)	1.9	3.2
Earnings from operations	44.1	79.2	209.2	306.9
Interest income	—	—	0.1	—
Net earnings	$44.1	$79.2	$209.3	$306.9
Allocation of net earnings:
General Partner	$9.4	$32.2	$67.4	$117.7
Class B Common Units	0.4	0.8	2.0	3.0
Common Units	34.3	46.2	139.9	186.2
Net earnings	$44.1	$79.2	$209.3	$306.9
Net earnings per Common Unit	$1.85	$2.49	$7.56	$10.06

TERRA NITROGEN COMPANY, L.P.
SUMMARIZED OPERATING INFORMATION

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Sales volume (tons in thousands)
Ammonia	103	122	409	418
UAN(1)	528	461	1,759	1,668

Average selling prices (per ton)
Ammonia	$253	$443	$323	$477
UAN(1)	127	210	162	227

Cost of natural gas (per MMBtu):
Purchased natural gas costs(2)	$2.83	$2.17	$2.32	$2.49
Realized derivatives loss(3)	0.05	0.41	0.40	0.26
Cost of natural gas	$2.88	$2.58	$2.72	$2.75

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(1) The nitrogen content of UAN is 32% by weight.
(2) Represents the cost of natural gas purchased during the period for use in production.
(3) Represents realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.